Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 15, 2013 relating to the financial statements and financial highlights which appears in the March 31, 2013 Annual Report to Shareholders of Legg Mason Investment Counsel Maryland Tax-Free Income Trust, which is incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “The Funds’ Independent Registered Public Accounting Firm”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
July 23, 2013